CODE OF ETHICS

Frost Investment Advisors, LLC

111 West Houston Street

10th Floor

P.O. Box 2509

San Antonio, TX 78299-2509

Policy

Frost Investment Advisors, LLC ("The Adviser"), in accordance with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17j-l of the Investment Company Act of 1940 (the "1940 Act"), has approved and adopted this Code of Ethics (the "Code"). This Code sets forth the general fiduciary principles and standards of business conduct to which all The Adviser's Supervised Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and 1940 Act and establishes reporting requirements for Supervised and Access Persons.

This Code applies to the purchase and/or sale of securities in the personal accounts of our Managers, employees, or in those accounts in which our Managers or employees may have a direct or indirect beneficial interest. It also applies to areas where a potential for conflict of interest or ethical misunderstanding may result. In those situations where Managers or employees are uncertain as to the intent or purpose of this Code, they should consult with the Chief Compliance Officer ("CCO") or the CCO's designee.

Compliance with the provisions of this Code is expected of all employees of The Adviser. The Adviser's reputation for fair and honest dealing with its Clients, and the investment community in general, is very important and has taken considerable time to build. Managers and all employees are urged to seek the advice of the CCO or the CCO's designee for any questions as to how this Code applies to their individual circumstances. Employees of The Adviser should understand that a material breach of the provisions of this Code will constitute grounds for disciplinary action and/or immediate termination of employment with The Adviser.

Background & Description

As fiduciaries, The Adviser generally owes clients a duty of undivided loyalty. To help prevent fraud, Rule 204A-1 under the Advisers Act and Rule 17j-l under the 1940 Act requires The Adviser to adopt a code of ethics to set forth standards of conduct which address at a minimum:

■	Standards of business conduct intended to reflect The Adviser's fiduciary obligations to its clients premised on fundamental principles of openness, integrity, honesty and trust;
■	Compliance with applicable federal securities laws;
■	Provisions to require certain individuals of The Adviser's personnel to report, and The Adviser to review, personal securities transactions and holdings periodically;
■	Provisions requiring the reporting of any violations of the code; and
■	Provisions requiring The Adviser to provide and personnel to acknowledge receipt of the code and any amendments in writing.

Responsibility

The CCO or CCO's designee is responsible for the implementation and monitoring of The Adviser's Code (including associated practices, disclosures and recordkeeping). The CCO may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates), but oversight and ultimate responsibility remain with the CCO.

Procedure

The Adviser has adopted various policies and procedures to implement The Adviser's Code and reviews to monitor and confirm that The Adviser's policies and procedures are observed, implemented, amended or updated, as appropriate. The CCO will annually review the content and format of the Code and make any modifications necessary to maintain the reasonableness of its policies and procedures to prevent and detect violations of the Code and applicable laws and rules. The procedures are as follows:

Supervised Persons and Access Persons Defined

All of The Adviser's personnel are deemed to be access persons. Accounts of family members, as defined below, are treated the same, as if they are the account of the access person. Employees are urged to seek the advice of the CCO or the CCO's designee for any questions as to how this applies to their individual circumstances.

Supervised persons include:

■	The Managers Board, Managing Directors, Officers, and/or Line of Business Supervisors of The Adviser (or other persons occupying a similar status or performing similar functions);
■	Employees of The Adviser;
■	Any other person who provides advice on behalf of The Adviser and is subject to The Adviser's supervision and control;
■	Temporary workers;
■	Independent contractors; and
■	Access persons.

Access persons include any supervised persons who:

■	Have access to non-public information regarding any Client's purchase or sale of securities;
■	Have access to non-public information regarding the portfolio holdings of any Client;
■	Are involved in making securities recommendations to any Client, or have access to such recommendations that are non- public; or
■	Are The Adviser's directors, officers and partners.

Family Members:

■	For purposes of personal securities reporting and political contributions requirements, The Adviser considers the supervised or access persons defined above to also include the person's immediate family (including any relative by blood or marriage living in the supervised or access person's household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

Compliance with Applicable Laws and Regulations

All supervised and access persons must comply with all applicable state and federal securities laws1 including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act, as it pertains to Anti-Money Laundering. All supervised or access persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

■	To defraud a Client in any manner;
■	To mislead a Client, including by making a statement that omits material facts;
■	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
■	To engage in any manipulative practice with respect to a Client; or
■	To engage in any manipulative practice with respect to securities, including price manipulation.

[1]	Rule 204A-l(e)(4) defines these laws to include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Business Conduct Standards

The Adviser, as a fiduciary, has an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of its Clients. Compliance with this duty can be achieved by avoiding conflicts or potential conflicts of interest and, if they occur, by fully disclosing all material facts concerning any conflict that may arise with respect to any Client.

Conflicts among Client Interests

Conflicts of interest arise where The Adviser's supervised or access persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which supervised or access persons have made material personal investments, accounts of close friends or relatives of supervised or access persons). The Adviser specifically prohibits inappropriate favoritism of one Client over another Client.

Competing with Client Trades

The Adviser prohibits supervised or access persons from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result. To avoid any potential conflict of interest between The Adviser and its Clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts should be entered only after the expiration of a black-out period, explained more fully below.

No Transactions with Clients

The Adviser specifically prohibits access persons from knowingly selling to or purchasing from a Client any security or other property, except securities that may be issued by the Client.

Disclosure of Personal Interest

The Adviser prohibits access persons from recommending, implementing or considering any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the President or, with respect to the President's interests, the CCO). If this designated person deems the disclosed interest to present a material conflict, the access person may not participate in any decision-making process regarding the securities of that issuer.

Referrals/Brokerage

The Adviser requires supervised or access persons to act in the best interests of The Adviser's Clients regarding execution and other costs paid by Clients for brokerage services. Supervised or Access persons are reminded to adhere to The Adviser's policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in The Adviser's Policy and Procedures Manual.

Vendors and Suppliers

The Adviser requires supervised or access persons to disclose any personal investments or other interests in vendors or suppliers with whom the supervised or access person negotiates or makes decisions on behalf of The Adviser. The Adviser specifically prohibits supervised or access persons with interests as noted above from negotiating or making decisions regarding The Adviser's business with such companies.

Personal Securities Transactions

Personal securities transactions by supervised or access persons are subject to the following trading restrictions:

Pre-clearance

No access person may purchase or sell any reportable security, as defined below, without pre-clearing this action through the CCO or CCO's designee, subject to certain exceptions described below. This restriction also applies to initial public offerings and limited offerings (i.e., private placements). The CCO or CCO's designee may reject any proposed trade by an access person that is inappropriate in terms of the affirmative duty of an access person of The Adviser to The Adviser's clients.

Requests for pre-clearance will be made by completing a Personal Securities Trading Request & Authorization form and forwarding it to the CCO or CCO's designee. The CCO or CCO's designee will review each trade on a case- by-case basis to make the pre-clearance determination. The CCO or CCO's designee may refuse to grant pre- clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, the CCO will consider, among other things, the following factors in determining whether or not to pre-clear a proposed transaction:

■	Whether the amount or nature of the transaction, or the identity of the person making it, is likely to affect the price or market for the security in question;
■	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of an advisory Client;
■	If the transaction is related to a Frost Fund, whether the Frost Fund is currently in the valuation process or whether there will be any changes in the valuations at or near the time of the pre-clearance request which could result in a likely benefit to the person requesting the pre-clearance;
■	Whether the transaction is likely to adversely affect any advisory Client;
■	Whether the transaction may otherwise create an appearance of impropriety.

A final decision will be communicated to the access person in a timely fashion. Only upon receipt of the written approval from the CCO or CCO's designee can the access person engage in the requested transaction. All approved transactions are in effect solely for the business day on which approval was requested. If an access person decides not to execute the transaction on the day pre-clearance approval is given or the entire trade is not executed, a new request for pre-clearance must be completed and submitted. Limit orders entered must be placed as a day order. In addition, access persons may not simultaneously request pre-clearance to buy and sell the same security.

Frost Funds

Pre-clearance procedures also apply to the purchase and sales of Frost Funds advised by The Adviser that are held in personal accounts or in The Adviser's employee benefit plans (Frost 401k and Frost Profit Sharing Plan) of access persons of The Adviser. Frost Funds advised by The Adviser that are held in personal accounts or in the Frost 401k and Frost Profit Sharing plans that have established systematic investments or systematic rebalancing do not require pre-clearance.

Pre-clearance Exception

An access person will not need to file a Personal Securities Trading Request & Authorization form with the CCO or CCO's designee to purchase or sell any reportable security, as defined below, for an account(s) of the access person that is managed on a full discretionary basis by Frost Bank, a Frost Bank affiIiate/subsidiary or unaffiliated third party. This exception does not exempt the supervised or access person from reporting requirements of the Code.

Black-out Periods

No access person may purchase or sell a security in their personal account(s) on the day the same security is traded in a Frost Fund advised by The Adviser;

No access person may purchase or sell a security in their personal account(s) if he or she is aware that The Adviser is considering that security or a related security for purchase or sale in a Frost Fund advised by The Adviser. The black-out period for all ACCESS PERSONS EMPLOYED BY THE ADVISER will predate actions of The Adviser for seven (7) business days of the day the trade is initiated and one (1) business day subsequent to trade day. The black-out period for all MANAGERS NOT EMPLOYED BY THE ADVISER will predate actions of The Adviser for two (2) business days prior to the trade being initiated and one (1) business day subsequent to trade day. Any violation of this policy is subject to disgorgement penalties which are explained below, certain exceptions apply.

Black-out Period Exceptions

Access Persons may receive inherited securities in their personal account (s) and have a 30-day period to sell securities without violation. After the 30-day period, the black-out period will apply.

Upon hire, Access Persons have 30-days from their respective start date without violation. After the 30- day period, the black-out period applies.

The Adviser considers the supervised or access persons defined above to also include the person's immediate family (including any relative by blood or marriage living in the supervised or access person's household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

De Minimis Exemption. A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the black-out period unless the trade occurred on the same day as the Frost Fund..

In the event any trading policies are violated, the access person will be compelled to disgorge the security and make contribution of gains*to a charity of the CCO’s choice. A copy of the charitable contribution transaction must be provided to the CCO or CCO's designee (either a receipt from the charity in the member's name or a copy of a cancelled check). This policy applies to all accounts within the access persons' household or under their control.

*Gains are calculated by the difference in the access persons execution price minus the execution price of the trade executed in the Frost Fund.

Short-Term Trading

No supervised or access person of The Adviser may purchase and subsequently sell (or sell and purchase) the same security held within any Frost Fund or purchase and subsequently sell (or sell and purchase) the same Frost Fund within any 30-business day period, unless such transaction is approved in advance by the CCO or CCO's designee. Accounting methods that may be available within a brokerage account that allow you to elect which shares are to be sold will not be taken into consideration when evaluating whether or not short-term trading has taken place. Any violation of this provision is subject to disgorgement penalties of all net profits.

Intern Trading Privileges

Upon hire, interns of The Adviser will not have any trading privileges throughout the tenure of their internship. Under certain circumstances, an exception to this provision may be warranted if, and only if, the President and CCO agree in writing to allow a specific trade.

Additionally, should access persons' personal trading activities prevent them from honoring their responsibilities under this Code or their work commitments, they will be subject to disciplinary action or immediate termination of employment with The Adviser.

Insider Trading

Access Persons and their Family Members, as defined above, are prohibited from engaging in, or helping others engage in insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

■	Trading while in possession of material, nonpublic information;
■	Communicating ("tipping") such information to others;
■	Recommending the purchase or sale of securities on the basis of such information; or
■	Providing substantial assistance to someone who is engaged in any of the above activities.

This means that Access Persons and their Family Members, as defined above, may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the security or issuer. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. Material information can also relate to events or circumstances affecting the market for a company's securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

Reporting Requirements

All supervised or access persons of The Adviser are required to provide account statements for any personal trading accounts under their control. These statements are required to be submitted to The Adviser directly from the custodian of the respective account, except for the Frost 401(k) and Frost Profit Sharing Plan that need to be submitted by the access person quarterly. This requirement applies to all accounts an access person might reasonably have control over, fortheir Family Members, as defined above, and as any other account from which they receive an economic benefit, including the Frost 401(k) and the Frost Profit Sharing Plan.

If an access person believes that they should be exempt from the reporting requirements detailed above; they should advise the CCO or CCO's designee in writing, giving the name of the account, the person(s) or firm(s) responsible for its management and the reason(s) they should be exempt from reporting requirements under this Code. The CCO will then decide whether or not the supervised or access person is exempt from the reporting requirements for the requested account and notify the supervised or access person of the final decision in writing.

Reportable Securities

Section 202(a)(18) of The Adviser's Act defines the term "Security" as follows:

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Exchange Traded Products (ETPs), including exchange traded notes (ETNs), exchange traded funds (ETFs), closed-end funds and exchange traded derivative contracts, are considered reportable securities under the Code.

For purposes of this Code, the term "Reportable Securities" means all the securities described above except:

■	Open-end mutual funds, except Frost Funds advised by or for The Adviser;
■	Direct obligations of the United States;
■	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
■	Shares issued by money market funds;
■	Shares issued by open-end funds other than reportable funds (Note: The term "Reportable Funds" means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and
■	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO or CCO's designee for clarification on the issue before entering any trade for their personal account.

Reporting Exceptions

Under Rule 204A-1, access persons are not required to submit:

■	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;
■	A transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and
■	A transaction report if the report would duplicate information contained in an account statement that The Adviser holds in its records, so long as The Adviser receives the statements no later than 30 days after the end of the applicable calendar quarter.

Initial/Annual Affirmations and Attestations

Code of Ethics

Upon employment and annually thereafter, each supervised or access person will affirm receipt of the Code of Ethics, The Adviser's Policy and Procedures Manual, CFR's Employee Standards of Conduct Policy, CFR's Code of Business Conduct and Ethics Policy and CFR's Harassment Policy, and acknowledge they have read, understand, and will comply with policies and procedures described in them.

Personal Securities Accounts Report

Upon employment and annually thereafter, each supervised or access person will be asked to complete an attestation affirming the securities accounts that are being reported, as well as any new or closed accounts which may have to be added or deleted over the preceding year.

Electronic Communications

Upon employment and annually thereafter, each supervised or access person will be asked to complete an attestation affirming their knowledge and compliance with The Adviser's electronic communications policy.

Disciplinary Action

Upon employment and annually thereafter, each supervised or access person will be asked to complete an attestation affirming they have no disclosure issues to report and in the event of such an occurrence, will notify the CCO or CCO's designee immediately.

Initial/Annual Holdings and Quarterly Transaction Reports

Initial/Annual Report

All employees of The Adviser, who during their employment become an access person (most likely upon employment) as defined in this Code, must provide the CCO or CCO's designee with an Initial/Annual Securities Holding Report Certification no later than 10 days after the individual becomes an access person and annually thereafter. The holdings information provided in conjunction with this certification must be current as of 45 days before the individual became an access person.

The CCO or CCO's designee will review the holdings information for any evidence of improper holdings or conflicts of interest by the access person.

Quarterly Report

Every access person must submit a quarterly transaction report to the CCO or CCO's designee 30 days from quarter end. If quarterly statements are not available, a monthly statement for each respective month within the quarter is required within 30 days of month end. The quarterly transaction report requirement will be satisfied through receipt by the CCO or CCO's designee of quarterly or, if applicable, monthly statements received directly from the custodian. The CCO or CCO's designee will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person. The CCO's designee will review the CCO's reports and holdings. Failure to submit the Frost 401k and Frost Profit Sharing Plan quarterly reports within 30 days from quarter end will result in a Code of Ethics violation and will also result in any personal securities transaction requests to be denied until the reports are submitted to the CCO or CCO's designee.

Public Presentations, Social Media and Blogging Policy

Public Presentations

Supervised or access persons may periodically be called upon to make public presentations to a variety of audiences. If the supervised or access person is making a presentation in support of their work with The Adviser, all prepared comments and handouts must be reviewed and approved prior to the presentation, by the CCO or CCO's designee. If the presentation is being made in a capacity other than as a representative of The Adviser, the supervised or access person must assert that any opinions they may offer are their own and do not reflect the policies or opinions of The Adviser. Further information is provided in The Adviser's Policy and Procedures Manual.

Social Media and Blogging

The Adviser does not deny supervised or access persons the ability to develop or maintain a blog or social media account (i.e., facebook, twitter, linkedin, etc.) for personal comments and opinions (non-business related). In the event a supervised or access person participates in social media and/or blogging on a personal level, the supervised or access person is prohibited from using these media accounts for business related purposes unless approved in advance by the CCO or CCO's designee.

It is The Adviser's expectation that any supervised or access person who engages in this type of activity will abide by the following guidelines for personal comments and opinions (non-business related):

■	Make it clear that the views expressed in the medium are yours alone and do not necessarily represent the views of The Adviser.
■	Respect The Adviser's confidentiality and proprietary information.
■	Ask the CCO or CCO's designee if you have any questions about what is appropriate to include in your comments or opinions.
■	Be respectful to The Adviser, The Adviser's employees, our customers, our partners, our affiliates, and competitors.
■	Understand and comply when The Adviser asks that topics not be discussed for confidentiality or legal compliance reasons.
■	Ensure that your activity does not interfere with your work commitments.

The Adviser does allow approved personnel to maintain a Linkedin social media profile on behalf of the Adviser. All posted items are to be reviewed and approved by compliance before posting. Approved personnel who post on behalf of the Adviser must include the following disclosure:

■	The opinions expressed by the profile creator may not reflect those of Cullen/Frost Bankers. Any views/strategies described may not be suitable for all investors, nor should it be relied upon as investment advice, guidance, or a recommendation to purchase, hold or sell any investment or strategy. Experience, skills, or posts are not indications of future results. Investment and insurance products are not FDIC insured, are not bank guaranteed, and may lose value. Brokerage services offered through Frost Brokerage Services, Inc., Member FINRA/SIPC, and investment advisory services offered through Frost Investment Services, LLC, a registered investment adviser. Both companies are subsidiaries of Frost Bank. Additionally, insurance products are offered through Frost Insurance. Deposit and loan products are offered through Frost Bank, Member FDIC.

In the event a supervised or access person's blog or online activity prevents them from honoring their responsibilities under this Code or their work commitments, they will be subject to disciplinary action and/or immediate termination of employment with The Adviser.

Rumor Policy

All supervised or access persons are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company's or any other company's securities (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the false spreading of any rumors, or any other form of illegal market manipulation via any media, including, but not limited to email, instant messages, blogs, or chat rooms. Any supervised or access person who is found to have engaged in such conduct shall be subject to disciplinary action which may include termination.

Outside Business Interests - Change in Employment

A supervised or access person who seeks or is offered a position as an officer, trustee, director, or is considering employment in any other capacity in an outside enterprise, is expected to discuss such anticipated plans with the CCO or CCO's designee prior to accepting such a position. Information submitted to the CCO or CCO's designee will be considered confidential and will not be discussed with the supervised or access person's prospective employer without the supervised or access person's permission.

The Adviser does not wish to limit any supervised or access person's professional or financial opportunities. However, the Adviser needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. The Adviser must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised or access person. The CCO, in conjunction with the Human Resources department of our parent will decide whether to approve or deny an outside business activity request in light of The Adviser's status as a fiduciary.

Political Contributions / Pay-to-Play

"Pay-to-play" refers to the practice whereby The Adviser or Access persons make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require The Adviser to take reasonable steps to verify that any political contributions made by its Access persons are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

■	It prohibits The Adviser from providing advisory services for compensation - either directly or through a pooled investment vehicle - for two years, if The Adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.
■	It prohibits The Adviser and certain executives and employees from soliciting or coordinating campaign contributions from others - a practice referred to as "bundling" - for an elected official who is in a position to influence the selection of The Adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where The Adviser is seeking business.
■	It prohibits The Adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of The Adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.
■	It requires The Adviser to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote. The amount referenced above will apply to ACCESS PERSONS EMPLOYED BY THE ADVISER. MANAGERS NOT EMPLOYED BY THE ADVISER can adhere to the contributions policy of their employer.

Although The Adviser does not currently solicit state or local government entities for advisory services, The Adviser does acknowledge the potential for such a market to exist in the future. Political contributions or gifts from The Adviser, its Access Persons and solicitors to persons who may be in a position to affect the award of business to The Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying The Adviser from managing assets for certain governmental entities if The Adviser, any employee or a solicitor of The Adviser has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Political Contributions

When making contributions, Access Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to The Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees ("PAC") or to any state official the employee should seek approval from the CCO or CCO's designee.

State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group's purpose or mission. Due to the look back2 requirements associated with Rule 206 (4)-5, the Access Person will be required to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution prior to making a contribution. Additionally, each Access Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities

All political activities of Access Persons must be kept separate from employment expenses and may not be charged to The Adviser. Access Persons may not conduct political activities during working hours or use The Adviser's facilities for political campaign purposes without the prior written approval of the CCO or CCO's designee.

No Contribution on Behalf of The Adviser

Access Persons may not make political contributions on behalf of The Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or CCO's designee.

Pay-to-Play Record Keeping Requirements

In accordance with Rule 204-2, The Adviser will retain a list of:

■	The name, titles and business and residence addresses of all covered associates of The Adviser.
■	All government entities to which The Adviser provides or has provided investment advisory services, or which are, or were, investors in any covered investment pool to which The Adviser provides or has provided investment advisory services in the past 5 years but not prior to the rules effective date.
■	All direct or indirect contributions made by The Adviser or any of its covered associates to an official or a government entity or payment to a political party of a state or political subdivision thereof or a political action committee ("PAC"). In addition, The Adviser will retain documentation of contributions subject to "retuned contributions" exemption.
■	The name and business address of each regulated person to whom The Adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for advisory services on its behalf.

[2]	As adopted, the Rule requires a two-year look-back for all covered associates who solicit clients, but only a six month look- back for "new" covered associates who do not solicit clients. The "look-back" period will follow covered associates that change investment advisers such that a prohibited contribution by a covered associate will result in a "time out" for the covered associate's new firm for the remainder of the two-year or six-month period, depending on whether the covered associate solicits clients for the new firm.

Gifts and Entertainment

Supervised or access persons of The Adviser should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or entity. Additionally, supervised or access persons should not offer gifts, favors, entertainment, special accommodations, or other things of value that could be viewed as overly generous or aimed at influencing decision-making of a Client or vendor in their service of The Adviser's needs.

Accepting Gifts

Accepting extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of The Adviser. Written disclosure of such gifts must be promptly reported to the CCO or CCO's designee.

Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any calendar year) are required to be disclosed upon receipt to the CCO or CCO's designee. Customary business meals, entertainment (e.g. sporting events) and promotional items (i.e., pens, mugs, T-shirts) may be accepted. See Entertainment below for additional guidance.

Solicitation of Gifts

The Adviser's supervised or access persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts

The Adviser's supervised or access persons may not give any gift with a value in excess of $100 per calendar year to a Client or person who regularly does business with, regulates, advises or renders professional service to the Adviser. Written disclosure of such gift must be promptly reported to the CCO or CCO's designee.

Entertainment

No supervised or access person may provide or accept extravagant or excessive entertainment to or from a Client, prospective Client, or any person or entity that does or seeks to do business with or on behalf of The Adviser. Supervised or access persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Reporting of Violations

All supervised or access persons of The Adviser must promptly (upon discovery of violation) report violations of this Code to the CCO or CCO's designee as the situation dictates. If the CCO or CCO's designee is unavailable, the violation must then be reported to The Adviser's President.

Whistleblower Policy

The Dodd-Frank Act (the "Act") contains provisions that protect whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides that the U.S. Securities and Exchange Commission ("SEC") shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. The award amount is required to be between 10 percent and 30 percent of the total monetary sanctions collected in the Commission's action or any related action such as in a criminal case.

The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act. Further information is provided in the Adviser's Policy and Procedures Manual.

Annual Written Reports to the Board

At least annually, the CCO will provide a written report to the Board of Directors of each fund for which The Adviser acts as an investment adviser as follows:

Issues Arising Under the Code

The report must describe any issue(s) that arose during the previous year under this Code of Ethics, including any material or procedural violations, and any resulting sanction(s). The CCO may report to the Board more frequently, if he or she deems it necessary or appropriate, and shall do so as requested by The Adviser's President.

Certification

Each report must be accompanied by a certification to the Board of Directors that The Adviser has adopted procedures reasonably robust enough to prevent their supervised or access persons from violating this Code.

Recordkeeping Requirements

The Adviser will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place:

■	A copy of each Code that has been in effect at any time during the past five years;
■	A record of any violation of the Code and any action taken as a result of this violation for five years from the end of the fiscal year in which the violation occurred;
■	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised or access person;
■	Holdings and transactions reports made as required under the Code, including any account statements made in lieu of these reports;
■	A list of the names of persons who are currently, or within the past five years were, supervised or access persons;
■	A record of any decision and supporting reasons for approving the acquisition of securities by supervised or access persons;
■	Any waiver from or exception to the Code for any supervised or access person of The Adviser subject to the Code; and
■	A copy of each annual written report to the Board.

Form ADV Disclosure

A description of the Code will be provided in the Adviser's Part 2A of Form ADV, Firm Brochure. This description in the Adviser's Part 2A of Form ADV, Firm Brochure, will include the following statement:

"The Adviser will provide a copy of the Code to any Client or prospective Client upon request."

Acknowledgment of Receipt

A copy of the Code and any amendments will be provided to each supervised and access person. The Adviser's supervised or access persons must acknowledge, initially, annually and as the Code is amended, that they have received, read, and understand the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

This Code is approved and promulgated effective January 31, 2023.

For Frost Investment Advisors, LLC:

/s/ Mace M. McCain
By:	Mace M. McCain
President

Appendix - Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other Applicable Laws and Regulations. If a definition hereunder conflicts with the definition in the Advisers Act or other Applicable Laws and Regulations, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or Applicable Laws and Regulations, should be followed.

Applicable Laws and Regulations includes applicable federal securities laws are; Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes-Oxley Act of 2002 and the SEC rules under the Investment Advisers Act of 1940; the Investment Company Act of 1940 ; Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-l(a)(2) thereunder. Specifically, a person is the "beneficial owner" of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

■	A member of an Access Person's immediate family (spouse, domestic partner, child or parents) who lives in an Access Person's household (including children who are temporarily living outside of the household for school, military service or other similar situation);
■	A relative of the person who lives in an Access Person's household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;
■	A relative whose financial affairs an Access Person "controls", whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);
■	An investment account over which an Access Person has investment control or discretion;
■	A trust or other arrangement that names an Access Person as a beneficiary; and
■	A non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Access Person, or in which he owns 10% or more of any class of voting securities, a "controlling" interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of The Adviser. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of The Adviser shall be presumed to control The Adviser. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Day means calendar day unless business day is specifically indicated. Exempt Security means: (i) direct obligations of the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family Member means a member of such person's immediate family (spouse, domestic partner, child or parents) who lives in the person's household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person's household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody's Investors Service).

IPO (/.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a security by such a person.

Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which The Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls The Adviser, is controlled by The Adviser, or is under common control with The Adviser.